UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                       NAVISTAR INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.10 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    63934E108
                                    ---------
                                 (CUSIP Number)

                                  June 24, 2008
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                                  -------------------
CUSIP No. 63934E108                      13G                 Page 2 of 11 Pages
---------------------------                                  -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          2,503,400 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,503,400 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,503,400 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.6% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                                  -------------------
CUSIP No. 63934E108                      13G                 Page 3 of 11 Pages
---------------------------                                  -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          2,503,400 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,503,400 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,503,400 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.6% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                                  -------------------
CUSIP No. 63934E108                      13G                 Page 4 of 11 Pages
---------------------------                                  -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          870,400 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            870,400 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           870,400 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.2% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                                  -------------------
CUSIP No. 63934E108                      13G                 Page 5 of 11 Pages
---------------------------                                  -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Walter Capital Management, LLP
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England and Wales
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          156,650 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            156,650 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           156,650 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.2% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                                  -------------------
CUSIP No. 63934E108                      13G                 Page 6 of 11 Pages
---------------------------                                  -------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steven A. Cohen
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          3,530,450 (see Item 4)
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,530,450 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,530,450 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.0% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Navistar International Corporation

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    4201 Winfield Road, P.O. Box 1488,
                    Warrenville, Illinois 60555

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) S.A.C. Capital Advisors, LLC ("SAC Capital Advisors") with respect to shares of common stock, par value $0.10 per share ("Shares") of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates") and S.A.C. Select Fund, LLC ("SAC Select Fund"); (ii) S.A.C. Capital Management, LLC ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates and SAC Select Fund; (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors)" with respect to Shares beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (iv) Walter Capital Management, LLP ("Walter Management") with respect to Shares beneficially owned by S.A.C. Global Investments, L.P. ("Global Investments") and (v) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC Select Fund, CR Intrinsic Investors, CR Intrinsic Investments, Walter Management and Global Investments.

                    SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Walter Management and Steven A. Cohen have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.


Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022 and (iii) Walter Management is St. Martins Court, 4th Floor, 10 Paternoster Row, London EC4M 7HP, U.K.

Item 2(c)           Citizenship:
                    -----------

                    SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors are Delaware limited liability companies. Mr. Cohen is a United States citizen. Walter Management is limited liability partnership organized under the law of England and Wales.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock

Item 2(e)           CUSIP Number:
                    ------------

                    63934E108

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of April 30, 2008 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarterly period ended April 30, 2008.

                    As of the close of business on June 30, 2008:

                    1. S.A.C. Capital Advisors, LLC
                    (a) Amount beneficially owned: 2,503,400
                    (b) Percent of class: 3.6%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 2,503,400
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         2,503,400

                    2. S.A.C. Capital Management, LLC
                    (a) Amount beneficially owned: 2,503,400
                    (b) Percent of class: 3.6%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 2,503,400
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         2,503,400

                    3. CR Intrinsic Investors, LLC
                    (a) Amount beneficially owned: 870,400

                    (b) Percent of class: 1.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 870,400
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         870,400

                    4. Walter Capital Management, LLP
                    (a) Amount beneficially owned: 156,650
                    (b) Percent of class: 0.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 156,650
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         156,650

                    5. Steven A. Cohen
                    (a) Amount beneficially owned: 3,530,450
                    (b) Percent of class: 5.0%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 3,530,450
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         3,530,450

                    SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Walter Management and Mr. Cohen own directly no Shares. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC Select Fund. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Walter Management maintains investment and voting power with respect to the securities held by Global Investments. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and indirectly owns a 49% interest in the managing member of Walter Management. CR Intrinsic Investments is a wholly-owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 2,503,400 Shares (constituting 3.6% of the Shares outstanding), (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 870,400 Shares (constituting approximately 1.2% of the Shares outstanding) and (iii) Walter Management and Mr. Cohen may be deemed to own beneficially 156,650 shares (constituting approximately 0.2% of the Shares outstanding). Each of SAC Capital

                    Advisors, SAC Capital Management, CR Intrinsic Investors, Walter Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement and SAC Capital Associates disclaims beneficial ownership of any securities held by CR Intrinsic Investments.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 1, 2008

S.A.C. CAPITAL ADVISORS, LLC

By:     /s/ Peter Nussbaum
        -----------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC

By:     /s/ Peter Nussbaum
        -----------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


CR INTRINSIC INVESTORS, LLC

By:     /s/ Peter Nussbaum
        -----------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


WALTER CAPITAL MANAGEMENT, LLP

By:     /s/ Peter Nussbaum
        -----------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN

By:     /s/ Peter Nussbaum
        -----------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person